CERTIFICATE OF AMENDMENT
                                       to
                          CERTIFICATE OF INCORPORATION
                                       of
                               SYNERGY BRANDS INC.

     Synergy Brands Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST:  by  consent  of the  Board of  Directors  of  Synergy  Brands  Inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: that this corporation shall and is hereby authorized to amend its Certificate of Incorporation to decrease the amount of authorized stock available to be issued by this corporation from 60,000,000 shares of stock to 6,000,000 shares of stock divided into 5,000,000 shares of Common Stock, 100,000 shares of Class A Preferred Stock and 900,000 shares of Class B Preferred Stock of which Class B Preferred Stock 500,000 shares shall continue to be designated Series A Class B Preferred, the designations, relative rights, preferences, and other terms of such securities not to change (except for the amount of authorized shares thereof) from that in existence at the date hereof, the intended purpose of such amendment being to allow a more manageable tax structure for this Corporation.

     The Certificate of Incorporation of this corporation shall be amended by:

     1. Changing the first Paragraph of Article FOURTH therein, first sentence therein to read as follows.

     "The total number of shares of stock which the corporation shall have authority to issue is six million (6,000,000)."

     2. Changing the paragraph in article numbered FOURTH which now reads.

     "The 60,000,000 authorized shares shall be divided into 49,900,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 10,000,000 Class B Preferred Stock par value $.001 per share"

     so that, as amended, said paragraph shall be and read as follows:

     "The 6,000,000 authorized shares shall be divided into 5,000,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 900,000 Class B Preferred Stock, par value $.001 per share."

     3. Changing the subsection in Article Fourth captioned as Class B Preferred Stock to reduce the designation of the number of shares therein included from 10,000,000 to 900,000 and the amount of shares authorized thereof being designated Series A Class B Preferred to remain at 500,000 shares.

     RESOLVED: that the consent of shareholders of this corporation be requested to adopt the above resolutions, where necessary in accord with the General Corporation Law of the State of Delaware.

     SECOND: That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation of Law of the State of Delaware (the "GCL"), by written consent of a majority of the votes represented by outstanding stock entitled to vote thereon with written notice to all remaining applicable shareholders in compliance with Section 228 of the GCL.

     THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS OF, said corporation has caused this certificate to be signed by Mair Faibish, its CEO, and Mitchell Gerstein, its secretary, this day of September, 2004.

By:  /s/ Mair Faibish
----------------------
     Mair Faibish
     CEO

By:  /s/ Mitchell Gerstein
--------------------------
    Mitchell Gerstein
    Secretary